IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


BARRY BLANK, on behalf of           )
himself and all others              )
similarly situated,                 )
                                    )
                     Plaintiff,     )      C.A. No. 19567
                                    )
       v.                           )
                                    )
WILLIAM BELZBERG, HYMAN             )
BELZBERG, KEENAN BEHRLE,            )
BRUNO DISPIRITO, ROY DOUMANI,       )
BARBARA C. GEORGE, FRED KAYNE,      )
and WESTMINSTER CAPITAL, INC.,      )
                                    )
                     Defendants.    )


                            ORDER AND FINAL JUDGMENT

     The Stipulation of Settlement, dated January 7, 2003 (the "Stipulation"), in the above-captioned class action (the "Action") having been presented at the Settlement Hearing on March 7, 2003, pursuant to the Order entered herein on January 13, 2003 (the "Scheduling Order"), which Stipulation was joined and consented to by all parties to the Action and which (along with the defined terms therein) is incorporated herein by reference; it appearing that due notice of said hearing has been given in accordance with the aforesaid Scheduling Order; the Court having heard and considered the evidence in support of the proposed settlement embodied in the Stipulation (the "Settlement"); the attorneys for their respective parties having been heard; an opportunity to be heard having been given to all other persons requesting to be heard in accordance with the Scheduling Order; the Court having determined that notice to the shareholders of Westminster Capital, Inc. ("Westminster") and the Class (as defined below) preliminarily certified, pursuant to the aforesaid Scheduling Order, was adequate and sufficient; and the entire matter of the Settlement having been heard and considered by the Court;

     IT IS HEREBY ORDERED, ADJUDGED, AND DECREED, pursuant to this Court's Memorandum Opinion dated June 18, 2003, this 25th day of June, 2003, that:

     1. Based on the record of the Action, each of the provisions of Court of Chancery Rule 23(a) has been satisfied and the Action has been properly maintained according to the provisions of Court of Chancery Rules 23(b)(1) and
(b)(2) (with no opt-out rights). Specifically, this Court finds that (a) the Class contemplated in the Action (as defined below) is so numerous that joinder of all members is impracticable, (b) there are questions of law or fact common to the Class, (c) the claims of the representative Plaintiff are typical of the claims of the Class, and (d) the representative Plaintiff has fairly and adequately protected the interests of the Class.

     2. The Action is certified as a class action, pursuant to Court of Chancery Rules 23(a), (b)(1) and (b)(2), on behalf of a class composed of all record and beneficial owners of Westminster common stock (other than the defendants in the Action or their affiliates) at any time during the period from and including April 18, 2002 through and including June 21, 2002, and including their respective successors in interest, assignees or transferees (the "Class"). Barry Blank is permanently certified as a representative of the Class (the "Lead Plaintiff"), and it is found that the Lead Plaintiff was adequately represented by counsel, and that the Lead Plaintiff fairly and adequately protected the interests of the Class.

     3. On or about January 23, 2003, the Notice of Pendency of Class Action, Proposed Settlement, and Settlement Hearing (the "Notice") was mailed or otherwise delivered to the members of the Class, as provided for in the Scheduling Order, and as stated in the proof of mailing filed with the Court by Westminster. The form and manner of notice given to the Class is hereby determined to have been the best notice practicable under the circumstances and to have been given in full compliance with the requirements of due process and the Court of Chancery Rule 23.

     4. All members of the class are bound by the Order and Final Judgment entered herein as due and adequate notice of the proceedings was given and as a full opportunity to be heard was offered to members of the Class.

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


     5. The Settlement and all transactions preparatory or incident thereto are found to be fair, reasonable, adequate and in the best interests of the Class, and it is hereby approved. The parties to the Stipulation are directed to comply with and to consummate the Settlement in accordance with its terms and provisions, and the Register in Chancery is directed to enter and docket this Order and Final Judgment in the Action.

     6. All actions or causes of action, claims, demands, rights, liabilities, damages, losses, obligations, judgments, suits, matters and issues of any kind or nature whatsoever, contingent or absolute, known or unknown, matured or unmatured, disclosed or undisclosed that have been or could have been asserted in the Action or in any court, tribunal or proceeding by or on behalf of any member of the Class, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity against any or all of the Defendants or any of their respective subsidiaries, parents, affiliated or related companies, their past, present, and future officers, directors, stockholders, attorneys, employees, insurers, legal representatives, and agents, and their respective heirs, executors, administrators and assigns (collectively, "Defendants' Affiliates"), which have arisen, could have arisen, arise now, or relate in any manner to the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter, thing or cause set forth, embraced, involved or otherwise related to the Amended Complaint filed in the Action, the Tender Offer, the Merger (as such terms are defined in the Stipulation) and any public filings or statements by Defendants in connection with the Tender Offer or the Merger (the "Settled Claims"), shall be and hereby are fully and completely discharged, dismissed with prejudice, settled, released and enjoined; provided, however, that nothing herein shall release the parties from their obligations under the Stipulation, and the Settled Claims shall not include the right of Plaintiff, any members of the Class, Defendants or Defendants' Affiliates to enforce the terms of the Settlement.

     7. This Order and Final Judgment shall not constitute or be construed to be, or used in any civil, criminal, or administrative proceedings or actions as, evidence of an admission or concession on the part of any of the parties or the estates of any former parties with respect to any

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

claim of wrongdoing or liability asserted by or against them in the Action and shall not be construed as, or deemed to be evidence of, an admission or concession that Plaintiff, the Company, its subsidiaries, or any stockholder of the Company have suffered any damages. This Order and Final Judgment, the Stipulation, and all negotiations, documents, transactions, statements, and proceedings in connection herewith shall not be offered or received in evidence in any other actions or proceedings as evidence of, or as an admission or concession of, any liability, wrongdoing, or damages to any parties; provided, however, that the parties may file and use the Stipulation, this Order and Final Judgment, and the documents relating thereto in any action or proceedings as may be necessary to consummate or enforce the Stipulation, this Order and Final Judgment, and the Settlement and, provided further, that the individual defendants, the estates of any former parties, the Company, and any of their predecessors or successors in interest, may file and use the Stipulation, this Order and Final Judgment, and all documents relating thereto, in any action to support a defense of RES JUDICATA, collateral estoppel, release, good faith settlement, judgment bar, or reduction or any other theory of claim preclusion or issue preclusion or similar defense. Nothing contained in the preceding sentence authorizes the use of the Settlement Documents in the defense of a claim unless such a claim is a Settled Claim.

     8. Defendants shall provide a copy of the proposed Schedule 13e-3 referenced in Paragraph 4 of the Stipulation to both Plaintiff's counsel and objector Fred Lowenschuss at least three (3) days prior to filing that document to the Securities and Exchange Commission, and shall incorporate any reasonable proposals made by them.

     9. Plaintiff's attorneys are hereby awarded fees and expenses in the amount of $100,000, in connection with the Action, which fees and expenses the Court finds to be fair and reasonable, and which shall be paid solely out of the funds otherwise payable to the Class.

     10. Any terms used herein but not defined herein shall have the same meaning assigned to them in the Stipulation of Settlement.

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

     11. Without affecting the finality of this Order and Final Judgment in any way, the Court reserves jurisdiction over all maters relating to the administration and consummation of the Settlement in accordance with the Stipulation.



                               /s/ STEPHEN P. LAMB
                               ---------------------------------
                               Vice Chancellor


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